 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated February 2, 2026 in the Amendment No. 2 to the Registration Statement (File No. 333-292431) and related Prospectus of Guggenheim Defined Portfolios, Series 2558.

/s/ Grant Thornton LLP____________________

GRANT THORNTON LLP

Chicago, Illinois

February 2, 2026